FOR IMMEDIATE RELEASE

Wrap Technologies Secures First Patent – Recaps IP Strategy

LAS VEGAS, Nevada, July 10, 2018 – Wrap Technologies, Inc. (OTCQB: WRTC), an innovator of modern policing solutions, today announced the granting of its first U.S. patent and recapped its intellectual property strategy.

The Company recently secured its first U.S. patent on its BolaWrap remote restraint technology and has an additional seven U.S. patents pending. The Company has also filed to reserve all international patent rights to its BolaWrap innovations. The Company’s strategy is to protect and vigorously defend its comprehensive intellectual property through patents, trademarks, trade craft and trade secrets. Additional patent filings are anticipated for its BolaWrap technology and additional product and technology innovations are under development.

The inventor of the Company’s BolaWrap technology, Elwood (Woody) Norris, serves as its Chief Technology Officer. He has been granted over 80 U.S. patents covering a range of pioneering innovations including non-lethal hailing devices, defense technologies, medical technology, data storage and audio electronics. His pioneering patents have served as part of the foundation of billion-dollar product markets. Companies founded by Mr. Norris have also successfully defended core technology patents through enforcement and licensing generating over $300 million in gross license fees from major international technology companies.

Mr. Norris is a past recipient of the prestigious Lemelson-MIT $500,000 national inventor prize. He has also been a frequent feature speaker on patents and innovation to attorneys in the U.S. patent office and at events sponsored by major corporations including IBM, General Motors, Chrysler Corporation, RIM (Blackberry) and others.

“Woody accepted the challenge from law enforcement to develop a non-lethal solution to restrain subjects,” said Michael Parris, former law enforcement officer and independent Board Member at Wrap Technologies. “His invention restrains without relying on pain compliance, a critical law enforcement need especially for encounters with subjects suffering a mental crisis. We are very encouraged by the response from law enforcement and other stakeholders dedicated to de-escalating police encounters with the public.”

“We expect our first patent and additional patents issuing in 2018 to firmly establish that our technology is novel, of utility and a significant advancement over prior art,” stated inventor Woody Norris. “Our first product, the hand-held BolaWrap 100, resulted from thousands of hours of experimentation, refinement and testing by our development team along with law enforcement agencies. Our interactions with prominent law enforcement officers nationwide has inspired me to address other needs and we expect to offer a range of new product solutions to help meet the challenges of modern policing.”

For information on the Company please visit www.wraptechnologies.com. Examples of recent media coverage are available as links under the “Media” tab of the website.

About Wrap Technologies (OTCQB: WRTC)

Wrap Technologies is an innovator of modern policing solutions. Wrap Technology premiered its hand-held BolaWrap™ 100 remote restraint solution at the International Association of Police Chiefs (IACP) October 2017 international conference. In December 2017 the Company completed a self-underwritten IPO and trades on the OTCQB Venture Market for early stage and developing U.S. and international companies.

BolaWrap is a patented, hand-held remote restraint device that discharges an eight-foot bola style Kevlar® tether to entangle an individual at a range of 10-25 feet. Developed by award winning inventor Elwood Norris, the small but powerful BolaWrap assists law enforcement to safely and effectively control encounters.

Trademark Information: BolaWrap is a trademark of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements – Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s overall business, total addressable market and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to manufacture and produce product for its customers; the Company’s ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors included in the Company’s most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management.  Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

WRAP TECHNOLOGIES’ CONTACT :

David Norris

800-583-2652, Ext #504

david@wraptechnologies.com